Exhibit 99.1

Crane Co.	NEWS

Contact:
Richard E. Koch
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

CRANE CO. REPORTS STRONG FOURTH QUARTER ’09 PERFORMANCE;

FULL YEAR 2009 RESULTS AT UPPER END OF GUIDANCE;

SETS 2010 EPS GUIDANCE OF $2.15 - $2.35

STAMFORD, CONNECTICUT – January 25, 2010 – Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported fourth quarter 2009 net income attributable to common shareholders of $47.7 million, or $0.81 per diluted share, compared to a fourth quarter 2008 net loss attributable to common shareholders of $8.3 million, or $0.14 per diluted share. Fourth quarter 2009 included several Special Items: EPS was favorably impacted by $0.18 per share associated with a previously disclosed settlement with the Boeing Company and GE Aviation Systems LLC and a tax benefit of $0.09 per share associated with the recent divestiture of Crane’s General Technology Corporation subsidiary, partially offset by $0.03 per share of restructuring charges. Fourth quarter 2008 results were adversely impacted by an after-tax restructuring charge of $0.44 per share and an after-tax environmental provision of $0.27 per share. Excluding the above Special Items in 2008 and 2009, fourth quarter 2009 net income was $33.7 million, or $0.57 per diluted share, compared to $33.2 million, or $0.56 per diluted share in the fourth quarter of 2008. (Please see the attached Non-GAAP Financial Measures table.)

Fourth quarter 2009 sales of $545 million decreased $44.3 million, or 8%, compared to the fourth quarter of 2008, resulting from a core sales decline of $95.0 million (16%), partially offset by favorable foreign currency translation of $16.6 million (3%), an increase in sales from acquired businesses of $15.2 million (2%), and the impact of $18.9 million (3%) of sales related to the one-time Boeing settlement.

Operating profit for the fourth quarter of 2009 was $69.4 million, compared to an operating loss of $18.7 million in 2008 and operating margins were 12.7% versus negative 3.2%, respectively. Excluding Special Items in 2009 and 2008, 2009 operating income increased 21% to $56.0 million, compared to $46.3 million in 2008 and operating margins were 10.6% versus 7.9%, respectively.

Net income excluding Special Items in the fourth quarter of 2009 of $33.7 million was impacted by a lower R&D tax benefit when compared to the fourth quarter of 2008. Specifically, the Company’s tax provision in the fourth quarter of 2008 was reduced by $5.2 million, reflecting a full year benefit pursuant to the extension of the federal R&D tax credit during the quarter. By comparison, R&D tax credits were recorded quarterly in 2009 and favorably impacted the Company’s tax provision in the fourth quarter of 2009 by $1.5 million. This results in an unfavorable year-over-year tax comparison of $3.7 million, or $0.06 per diluted share.

“Our strategy to continue focusing on winning in the marketplace, while substantially reducing our cost base and improving cash flow is reading through,” said Crane Co. president and chief executive officer, Eric C. Fast. “Excluding the Special Items, which were a net positive, on a core sales decline of 16%, operating profit increased 21% in the fourth quarter compared to the prior year and operating profit margins improved to 10.6% from 7.9%. Reflecting our year long focus on working capital management, our free cash flow of $161 million, even after a discretionary $17 million pension contribution, was well ahead of $146 million in the prior year. These results and the new agreement on the 787 brake control system position us well for 2010.”

Full Year 2009 Results

Total sales in 2009 were $2.2 billion, a decline of 16% from $2.6 billion in 2008. Full year 2009 core business sales decreased $454.1 million (18%) and unfavorable foreign currency translation of $87.8 million (3%) was partially offset by an increase in sales from acquired businesses of $115.0 million (4%) and the impact of $18.9 million (1%) of sales related to the one-time Boeing settlement.

Operating profit for the full year 2009 was $208.3 million, compared to $197.5 million in 2008 and operating margins were 9.5% versus 7.6%, respectively. Excluding Special Items in 2009 and 2008, 2009 operating profit declined 22% to $204.4 million, compared to $262.5 million in 2008 and operating margins were 9.4% versus 10.1%, respectively.

Net income for the full year 2009 was $133.9 million, or $2.28 per diluted share. For the full year 2008, the Company reported net income of $135.2 million, or $2.24 per share. Excluding Special Items in 2009 and 2008, full year 2009 net income was $126.4 million, or $2.15 per diluted share, compared to $176.7 million, or $2.93 per diluted share in 2008. (Please see the attached Non-GAAP Financial Measures table.)

After adjusting our GAAP earnings of $2.28 per share for the Boeing settlement ($0.18 per share) and the GTC tax benefit ($0.09 per share) which was not in our GAAP guidance for 2009, our adjusted earnings of $2.01 per share were at the upper end of our GAAP earnings guidance range of $1.90 to $2.05 per share. Non-GAAP earnings per share of $2.15 were also at the upper end of the Non-GAAP guidance range of $2.05 to $2.20.

Order backlog was $664 million at December 31, 2009 compared to $682 million at September 30, 2009, and $782 million at December 31, 2008. The backlog at December 31, 2009 was unfavorably impacted by the sale of GTC, which had backlog of $18 million at the time of the divestiture.

Cash Flow and Financial Position

Cash provided by operating activities was strong in the fourth quarter of 2009 and totaled $63.3 million (after a $17 million advance contribution by the Company to its pension plan), compared to $60.9 million in the fourth quarter of 2008. Free cash flow (cash provided by operating activities less capital spending) for the fourth quarter of 2009 was $56.2 million, compared to $49.5 million in the prior year. For the full year 2009, cash provided by operating activities was $189.0 compared to $191.4 million in 2008. Free cash flow for the full year 2009 was $160.7 million, compared to $146.3 million in the prior year, primarily reflecting a net increase in cash provided by operating working capital of $29.8 million and a decrease in capital spending of $16.8 million. The Company’s cash position was $372.7 million at December 31, 2009, up from $304.9 million at September 30, 2009 and $231.8 million at December 31, 2008. (Please see the Condensed Statement of Cash Flows and Non-GAAP table.)

As previously disclosed, in December, we reached an agreement with the Boeing Company and GE Aviation Systems LLC which resolved our claims relating to the brake control monitoring system for the Boeing 787. In connection with the agreement, we recorded an increase in sales of $18.9 million and an after-tax benefit of $0.18 per share in 2009. Under the agreements, Crane’s supply contract will now be direct to Boeing, and we will resume work, on a funded basis, on a modified version of the brake control monitoring system.

In 2009 we achieved cost savings of $175 million, or 8% of sales, as we sized our businesses appropriately to the greater than planned sales decline. These cost reductions were significant drivers of our 2009 earnings. Excluding acquisitions and divestitures in 2008 and 2009, headcount has been reduced by 2,300 people, or approximately 20%, since year-end 2007.

Strong cash flow in the fourth quarter resulted in $373 million in cash at year end. With a $300 million revolving bank credit agreement, and no near-term debt maturities, the Company has maintained and enhanced its financial strength and flexibility.

Crane Co. Tender Offer for Merrimac Industries

On December 23, Crane and Merrimac Industries, Inc. (AMEX: MRM), a leader in the design and manufacture of RF Microwave components, assemblies and micro-multifunction modules (MMFM® ), signed a definitive agreement for the acquisition of Merrimac by Crane for $16.00 cash per share of common stock of Merrimac and associated common stock purchase rights. Under the terms of the agreement, Crane commenced a tender offer on January 5, 2010, to acquire all of the outstanding shares of common stock of Merrimac.

Segment Results

All comparisons detailed in this section refer to the fourth quarter 2009 versus the fourth quarter 2008. The commentary refers to the results before Special Items.

Aerospace & Electronics

	Fourth Quarter		Change
(dollars in millions)	2009	2008

Sales	$154.3	$154.6	($0.3)	0%
Sales, before Special Items*	$135.4	$154.6	($19.2)	-12%

Operating Profit	$39.7	$8.7	$30.9	355%
Operating Profit, before Special Items **	$24.9	$10.8	$14.1	131%

Profit Margin	25.7%	5.6%
Profit Margin, before Special Items	18.4%	7.0%

*	4Q’09 Excludes $18.9 million of sales related to the Boeing agreement
**	4Q’09 Excludes $16.4 million of operating profit related to the Boeing agreement and 4Q’09 and 4Q’08 excludes restructuring charges of $1.6 million and $2.0 million, respectively

Fourth quarter 2009 sales before Special Items decreased $19.2 million, or 12%, reflecting a $14.6 million decrease in Aerospace Group sales and a decrease of $4.6 million of Electronics Group revenue. Aerospace sales declined primarily reflecting lower OEM activity particularly for regional and business jets. Segment operating profit, before Special Items, increased by $14.1 million as a result of lower engineering spending in the Aerospace Group, reflecting the completion of several major development programs and improved operating performance in the Electronics Group. Operating profit margins, before Special Items, improved significantly in both the Aerospace and Electronics Groups.

Aerospace & Electronics order backlog was $351 million at December 31, 2009 compared to $370 million at September 30, 2009 and $418 million at December 31, 2008. The backlog at December 31, 2009 was unfavorably impacted by the sale of GTC, which had backlog of $18 million at the time of the divestiture.

Engineered Materials

	Fourth Quarter		Change
(dollars in millions)	2009	2008

Sales	$44.1	$41.5	$2.5	6%

Operating Profit	$6.1	($19.9)	$26.0	NM
Operating Profit, before Special Items*	$5.8	($0.8)	$6.6	NM

Profit Margin	13.8%	-48.0%
Profit Margin before Special Items	13.2%	-1.9%

*	Excludes $0.3 million of restructuring credits in 4Q’09 and $19.1 million of restructuring charges in 4Q’08

Segment sales of $44.1 million increased 6% compared the fourth quarter of 2008, reflecting very strong sales to recreational vehicle customers which were partially offset by continued declines in sales to transportation and building products end markets. Operating profit and margins, before Special Items, improved to $5.8 million and 13.2%, respectively, compared to a loss in 2008, reflecting the impact of higher sales, and substantial cost reductions through plant closures and throughput efficiencies.

Merchandising Systems

	Fourth Quarter		Change
(dollars in millions)	2009	2008

Sales	$71.7	$78.2	($6.5)	-8%

Operating Profit	$4.6	($10.3)	$14.9	NM
Operating Profit, before Special Items*	$3.5	$2.8	$0.7	25%

Profit Margin	6.4%	-13.2%
Profit Margin before Special Items	4.8%	3.6%

*	Excludes $1.1 million of restructuring credits in 4Q’09 and $13.1 million of restructuring charges in 4Q’08

Merchandising Systems sales of $71.7 million decreased $6.5 million, or 8%, reflecting continued difficult market conditions, especially in Payment Solutions. Operating profit, before Special Items, increased as the favorable impact of a legal settlement, and cost reductions taken throughout the year offset the deleverage on lower sales. The previously announced consolidation of the Company’s vending machine production from St. Louis, Missouri to its Williston, South Carolina facility was completed in December.

Fluid Handling

	Fourth Quarter		Change
(dollars in millions)	2009	2008

Sales	$253.6	$278.7	($25.1)	-9%

Operating Profit	$33.5	$33.1	$0.4	1%
Operating Profit, before Special Items*	$36.1	$38.8	($2.7)	-7%

Profit Margin	13.2%	11.9%
Profit Margin before Special Items	14.2%	13.9%

*	Excludes $2.6 million of restructuring charges in 4Q’09 and $5.7 million of restructuring charges in 4Q’08

Fourth quarter 2009 sales decreased $25.1 million, or 9%, which included a core sales decline of $53.5 million (19%), partially offset by favorable foreign currency translation of $13.2 million (5%) and sales from an acquired business (Krombach) of $15.2 million (5%). Sales declined in the Company’s later-cycle, project-based energy, chemical, pharmaceutical and non-residential construction-related businesses. Fluid Handling operating profit, before Special Items, decreased 7% as broad-based cost reduction efforts largely mitigated a 19% core sales decline. Profit margins, before Special Items, increased to 14.2% from last year’s level of 13.9%.

Fluid Handling order backlog stabilized in the past three quarters at approximately $250 million. Specifically, backlog was $250 million at December 31, 2009, $252 million at September 30, 2009, and $257 million at June 30, 2009, compared to $303 million at December 31, 2008.

Controls

	Fourth Quarter		Change
(dollars in millions)	2009	2008

Sales	$21.3	$36.3	($14.9)	-41%

Operating Profit	($1.4)	$3.1	($4.5)	NM
Operating Profit, before Special Items*	($1.3)	$3.8	($5.1)	NM

Profit Margin	-6.6%	8.5%
Profit Margin before Special Items	-6.2%	10.5%

*	Excludes $0.1 million of restructuring charges in 4Q’09 and $0.7 million of restructuring charges in 4Q’08

Fourth quarter 2009 sales of $21.3 million declined 41%, reflecting continued depressed conditions in the oil & gas and transportation end markets. The operating loss reflected deleverage on lower sales in each of the Controls businesses, partially offset by the impact of cost reduction initiatives.

Full Year 2010 Guidance

Sales for 2010 are expected to be relatively flat compared to 2009 at approximately $2.2 billion, with favorable foreign exchange offsetting the $26 million sales decline related to the GTC divestiture. Core sales in Fluid Handling and Merchandising Systems are projected to be flat, and a sales decline in Aerospace is expected to be offset by modest sales increases in the Electronics, Engineered Materials and Controls segments. The 2010 sales guidance does not include the impact of the pending Merrimac acquisition.

Our 2010 earnings guidance is $2.15 - $2.35 per diluted share. The guidance reflects the lower 2009 year-end cost base, further declines in Aerospace engineering expense, continued cost savings initiatives, and a tax rate of 30%. On a comparable basis and before Special Items, 2009 earnings per diluted share were $2.15.

Please see the Non-GAAP Financial Measures table attached to this press release for supporting details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call

Crane Co. has scheduled a conference call to discuss the fourth quarter financial results on Tuesday, January 26, 2010 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. Investor Day

The Company will hold its annual investor conference on Thursday, February 18 in New York City from 8:30 am to noon. It will be available on the web at www.craneco.com.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 10,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

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